FOR IMMEDIATE RELEASE
Date:    November 5, 2002
Contact: Donald F. Holt, Chief Financial Officer
         (717) 920-5811     Fax (717) 920-1683




                         COMMUNITY BANKS, INC. ANNOUNCES
                            STOCK REPURCHASE PROGRAM

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) - The Board of Directors of Community Banks, Inc., the parent company of Community Banks, has today announced an authorization to repurchase up to 3% of its outstanding common shares. This newest authorization replaces a previous authorization announced in the third quarter of 2001 that has been substantially completed. As in the past, shares will be purchased subject to prevailing market conditions. Shares acquired pursuant to the Board authorization will be available for reissuance under existing employee stock option and stock purchase plans.

Community Banks, Inc. is a $1.6 billion asset financial institution that is headquartered in Harrisburg, PA. The Corporation's banking operations currently have 41 offices located in Adams, Cumberland, Dauphin, Luzerne, Northumberland, Schuylkill, Snyder and York counties as well as 90 on-site and remote ATMS.